Addendum  To  the
Strategic  Alliance  Agreement
 (Dated  April  23,  1998)

This Addendum dated October 21, 1999, is incorporated in, made a part of and is attached to that certain Strategic Alliance Agreement, dated April 23, 1998 between EasyTel, a Nevada corporation, "EasyTel", and Pacific TelCom, an Illinois corporation, "Re-Seller", (previously, Drayton Hall & Go.)

Replaces and supercedes paragraph 5, page 2, of the Strategic Alliance Agreement, which currently is:

"5. Pursuant to this Agreement the parties agree to allocate, share, and divide adjusted gross revenues from the re-sale of services and products of EasyTel wheresoever marketed by Drayton, on an equal fifty-percent (50%) division to each party."

To  be  replaced  with:

'"5. The parties agree to allocate, share, and divide Adjusted Gross Revenues from re-selling of such services, provisioned on any Universal Office jointly owned by the parties, on an equal fifty-percent (50%) division to each party.

The  Adjusted  Gross  Revenues  shall  be  defined  as:

a. All revenues generated from customer fees and usage, from all customers serviced on the jointly owned Universal Office.

b. Less, dial tone and related telephone company billing, to be paid to EasyTel, (based on direct cost from the underlying carriers)

c. Less, $3.00 per month, from each account, for general switch support and customer services paid to EasyTel.

* The above $3.00 includes $0.50 designated for customer service, Re-Seller may choose to provide its own in-house customer service and retain said $0.50.

**  The  above  $3.00  also  includes  $1.00 per month per each toll-free number
(DINS),  and  $0.4275  per  month,  for  each  DID


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d.  Less,  credit card processing fees and chargebacks, (pass through costs from the  credit  card  processor).

e. Less, the Activation Fee, twenty percent (20%) for sales commissions from the Monthly Fees and ten percent (10%) from the Usage Fees, all to be paid directly to the Re-Seller responsible for generating the business, (the Marketing dollars).

f. Less, $2.50 per month, as an EasyTip, to customers directly as Referral Fees to the referring customer."

Replace and supercede paragraph 6, page 2 and top of page 3, of the Strategic Alliance Agreement, which currently is:

"6. For the purpose of the Strategic Alliance Agreement, adjusted gross revenues shall be defined as all revenues generated from customer usage of telecommunication services, less all fees consisting of telephone billing costs, 20% marketing costs, charge backs relating to credit card usage and credit card fees. II

"6. Re-Seller agrees that from time to time it will assume the roll of a "Guest Re- Seller", and place business, customers and traffic, on Universal Office Switches belonging to other Switched Re-Sellers "Host Re-Seller". And, from time to time other Switched Re-Sellers may place their business, customers and traffic on Re-Sellers' Universal Office.

Re-Seller understands that the above reciprocal agreement is a material condition for EasyTel to enter into the Strategic Alliance Agreement with Re-Seller. Re-Seller will participate in all revenues derived from either placing business on other Switched Re-Sellers' Universal Offices or when hosting business from other Re-Sellers on their Universal Office. The following will describe the terms for sharing the above revenues.

The Adjusted Gross Revenues as described in paragraph 5, will be divided equally between the Host Re-5eller, the Guest Re-5eller and EasyTel. Thirty three percent point three (33.3%) to each. "

Dated:  October  21,  1999

FOR:  EasyTel                                   FOR:  Pacific  TelCom

By:                                             By:
Thomas  Skala,  Secretary                       Bill  Angelos,  President


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